Exhibit 99.1
Real Mex Restaurants, Inc.
1st Quarter 2011 Conference Call Script
Rick Dutkiewicz, Interim CEO and CFO
Rick: Good morning and welcome to the Real Mex Restaurants 2011 first quarter conference call. I am Rick Dutkiewicz, the Interim President and CEO of Real Mex Restaurants as well as Executive Vice President and CFO. With me today is Lowell Petrie, Chief Marketing Officer.
Let me begin by noting that during our opening remarks and in our responses to your questions, certain items may be discussed which are not based on historical fact. Such items including statements indicating our belief, trends, plans, expectations and the like, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. For more details, please refer to the risk factors in our SEC filings. In addition, as a result of a change in control of our parent Company as of June 28, 2010, we were required to revalue our balance sheet and apply purchase accounting treatment in the third quarter of 2010. Under GAAP, we refer to the three months ended March 28, 2010 as the predecessor and the three months ended March 27, 2011 as the Successor. For additional details and a breakdown of the predecessor and successor results, please refer to our Form 10-Q which was filed last week.
As of March 27, 2011, Real Mex Restaurants operated 178 restaurants; we also franchised or licensed a total of 32 restaurants comprised of 24 franchised Chevys restaurants and 8 internationally licensed El Torito restaurants. Our four major subsidiaries are El Torito, Chevys, and Acapulco restaurants and Real Mex Foods our purchasing, distribution and manufacturing subsidiary. Real Mex Restaurants is a wholly owned subsidiary of RM Restaurant Holding Corp.
Let’s start with our sales trends so far this year. Our comparable store sales decreased 1.6%, which was comprised of a 2.3% increase in our average check, offset by a 3.8% reduction in check count. We believe that the adverse weather conditions in the quarter adversely impacted our check count. Now that we are seeing more normal weather conditions, we are also seeing an improvement in our comparable store sales. In addition, we are developing a number of initiatives aimed at increasing our guest counts for the remainder of this year. These include tests of an expanded brunch program at certain of our restaurants as well as a revised lunch program. Lowell Petrie will be speaking to these initiatives later in this call.
Our Real Mex Foods business is continuing to expand offerings of our brands at both current and new retailers. In the first quarter, we introduced new El Torito items at Costco along with additional products under the El Pollo Loco brand. We now have our products that we produce being sold at almost 2,500 retail locations. In addition to these efforts, we are also adding new customers to our contract manufacturing capabilities. We have the capacity at our manufacturing facility to add complementary products to our existing operations and will continue to focus on expanding this business. Over the next few months, we will be implementing price increases on some of our customers that are aimed at covering our increased costs of agricultural commodities. These price increases should provide for increased margins in the back half of 2011.
I would like to spend a few moments discussing our financial performance for the first quarter of 2011.
Total revenues decreased $4.2 million or 3.5% to $116.2 million compared to the first quarter of 2010. Restaurant revenues declined $4.0 million in the first quarter which was attributable to operating five less restaurants in 2011. Manufacturing revenues decreased $100,000 compared to the prior year and was primarily attributable to lower distribution sales to outside customers.
Restaurant cost of sales was $25.9 million, a $846,000 or 3.1% decrease from the same period in 2010. As a percentage of restaurant revenues, restaurant cost of sales was 24.4% for the three months ended March 27, 2011 compared to 24.3% of restaurant revenues in the prior year quarter.
Restaurant labor decreased $2.8 million to $37.9 million or 35.7% of restaurant revenue compared to $40.7 million or 37.0% of restaurant revenue in the first quarter of 2010. The majority of this reduction was due to a non-recurring adjustment to workers’ compensation insurance expense as well as staff scheduling changes.
Restaurant direct operating and occupancy expense was $31.2 million or 29.4% of restaurant revenue compared to $32.2 million or 29.2% of restaurant revenue in the first quarter of 2010. A significant portion of these costs are fixed in nature and do not vary with changes in restaurant revenues.
Manufacturing and distribution expense increased $1.5 million to $8.3 million in the first quarter of 2011, compared to $6.8 million in the first quarter of 2010. The increase was attributable to higher produce and other commodity costs, combined with higher labor and non-recurring consulting costs. As a percentage of manufacturing and distribution revenues, manufacturing and distribution expense increased to 88.8% in the first quarter compared to 72.4% in the same period of 2010.
General and administrative expense increased $900,000 to $6.5 million in the first quarter of 2011 compared to $5.6 million in the first quarter of 2010. The increase in the current quarter was primarily due to higher labor, legal and consulting expenses when compared to the 2010 quarter.
Operating income was $900,000 compared to $2.0 million in the first quarter of 2010. Our net loss for the first quarter ended March 27, 2011 was $6.2 million compared to a net loss of $5.5 million in the prior year comparable quarter.
We had $1.7 million of unrestricted cash, $4.6 million of borrowings on our revolving credit facility and are in full compliance with the covenants of our debt agreements.
I would now like to turn the call over to Lowell Petrie for some color on our current and proposed marketing and menu initiatives.

Lowell: Thanks Rick.
The El Torito Happy Hour program that we implemented in late 2010 continued to positively impact our cantina sales in the first quarter. In December 2010, we introduced our “Buck It Up” program to all of our El Torito restaurants. This program allows our guests to enjoy their favorite happy hour drink made with a premium brand for just an additional dollar. We are finding that over 40% of our happy hour guests are taking advantage of this offer. We will be introducing the “Buck It Up” program to Acapulco and Chevys next week.
We started our 3-Course Mexi Meal at El Torito in late 2010. This promotion offers the guest a choice of soup or salad, one of four entrees and a dessert for a value price of $11.99. In the first quarter, this promotion was advertised in both newspapers and direct mail and now represents over 14% of our total product sales. To accelerate our sales, we commenced a radio campaign on April 4 for the Los Angeles and Orange County markets. The early results of this promotion are very encouraging.
At the beginning of the first quarter, we introduced a version of the 3 course meal to Chevys. To accelerate sales of this promotion, we commenced both spot and traffic radio in the Sacramento market on April 11.
While this is a fairly full plate of promotions, we will also be testing several new initiatives at Chevys over the next 60 days. These include a new Cantina menu, a new lunch menu priced on par with many fast casual competitors, and a Sunday brunch program at select restaurants. Sunday brunch is a major daypart at Acapulco and El Torito, and we believe it is a natural extension into our Chevys brand that could provide meaningful upside. We are focused on providing a good value to our customers and we believe these promotions could all have the potential to accelerate our sales growth.
With that, I will turn that call back over to Rick.
Rick: Thanks Lowell.
At the end of this month, the team and I will be welcoming David Goronkin as our new President and CEO. The team members and I have had the pleasure of speaking with David over the past few weeks and we are looking forward to working with him on a daily basis. He is supportive of the initiatives we are currently working on as well as having his own ideas on additional opportunities.
Finally, as I am sure all of you are aware; we continue to operate in an economic environment that creates headwinds on many fronts. In addition to continuing high levels of unemployment and underemployment in our core California market, agricultural commodities and gas prices have now entered into the mix. This environment coupled with our first quarter performance has resulted in us looking at a broader range of potential financial results for the balance of this year. Unfortunately, some of these potential outcomes might cause us to not be in compliance with all of our financial covenants on the respective reporting dates. We are continuing to look at all options to either increase our sales or reduce our costs. We believe that we taking the steps necessary for the long term health of the business. We remain committed to doing the right thing for our constituents. With that, I would like to open the call to any questions you may have at this time.